Exhibit 23.2

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated on Form S-8 (File Nos. 33-16279, 333-52475, 333-52477, 333-142756 and 333-142757) of our report dated March 5, 2010, on our audit of the financial statements of Martin Yale International GmbH as of December 31, 2009 and December 31, 2008 and and for each of the three years in the period ended December 31, 2009, which report is included in this Annual Report on Form 10-K.

/s/ FALK GmbH & Co KG
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

Heidelberg/Germany,
March 5, 2010